Exhibit 99.1

Nextdoor, the neighborhood network, to become a publicly-traded company through merger with Khosla Ventures Acquisition Co. II

•	Nextdoor connects neighbors to those nearby — neighbors, businesses, and public services, creating a highly engaged, hyperlocal network, building meaningful connections both online and offline

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Transaction to result in approximately $686 million in gross proceeds, including a $270 million fully committed PIPE with participation from institutional investors including funds and accounts advised by T. Rowe Price Associates, Inc., Baron Capital Group, Dragoneer, Soroban Capital, accounts advised by ARK Invest, and ION Asset Management, in addition to existing Nextdoor investors Tiger Global and Hedosophia. Nextdoor CEO Sarah Friar and Khosla Ventures affiliates each participated in the PIPE financing

•	The transaction accelerates Nextdoor’s growth plans to develop products that create stronger neighborhoods, increase hiring, and expand into new territories

•	Nextdoor announces the founding of the Nextdoor Kind Foundation, a nonprofit that will invest in neighborhoods to help them thrive

•	Expected pro forma equity value of approximately $4.3 billion

SAN FRANCISCO and MENLO PARK, California – July 6, 2021 – Nextdoor, Inc. (“Nextdoor”), the neighborhood network, and Khosla Ventures Acquisition Co. II (Nasdaq:KVSB) (“KVSB”), a special purpose acquisition company sponsored by an affiliate of Khosla Ventures, LLC (“Khosla Ventures”), today announced that they have entered into a definitive agreement under which Nextdoor would become a publicly listed company. Upon closing of the proposed transaction, the combined company will be listed under the ticker symbol “KIND”.

Nextdoor’s purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. When Nextdoor was founded, it was apparent that despite technology’s ability to connect people and communities virtually across the globe, in actuality people had become more disconnected, especially in real life. Nextdoor was founded to leverage technology to enable real-world connection.

Today, Nextdoor is in more than 275,000 neighborhoods around the world. In the United States, nearly 1 in 3 households turn to Nextdoor to access trusted information, give and get help, and build real-world connections with those nearby — neighbors, businesses, and public services. Nextdoor is the neighborhood network that brings all of these stakeholders together to get things done locally and build thriving communities.

Nextdoor offers organizations of all sizes distinct and differentiated products that allow them to connect to neighbors that are receptive to their offerings as a valuable part of the neighborhood ecosystem. Additionally, Nextdoor enables businesses to reach customers locally, at scale. Nextdoor’s audience is unique and, in many cases, is not active on other social media and commerce platforms.

We believe that Nextdoor’s business will strengthen as it scales, benefitting from network effects across the ecosystem. We are driving growth by:

•	increasing neighbors in our network by introducing new products and expanding in markets around the globe;

•	increasing engagement on our platform by making it easier to engage, share interests, and create meaningful connections; and

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increasing monetization on our platform by scaling our proprietary advertising platform that can service clients from the largest advertisers in the world to small local businesses and neighbors for hire.

Nextdoor’s business combination with KVSB will provide access to new capital, which will be used to accelerate Nextdoor’s growth plans including hiring, expanding monetization, and continuing to develop products to build stronger, more vibrant, and resilient neighborhoods.

“Nextdoor has been at the forefront of cultivating ‘hyperlocal’ communities and neighborhoods since its inception, allowing neighbors to create meaningful connections – both online and offline,” said Sarah Friar, Chief Executive Officer of Nextdoor. “Our business strengthens as we scale, benefiting from strong network effects, and we believe the proposed transaction with KVSB accelerates the growth potential of our platform. We remain focused on optimizing our strategy and investing in products to drive continued neighbor and organization acquisition and engagement.”

“We have long focused on partnering with cutting-edge, category-defining companies with tremendous growth potential, strong management teams and, importantly, clearly defined missions. Nextdoor exhibits all of these qualities and more, and we look forward to continuing our partnership and accelerating Nextdoor’s growth as a public company,” said Vinod Khosla, Founder of KVSB and Managing Director of Khosla Ventures.

Following the merger, Nextdoor CEO Sarah Friar, Co-Founders Nirav Tolia, Sarah Leary and Prakash Janakiraman, and founding investor Bill Gurley will each contribute a portion of their personal ownership in Nextdoor to form and sustainably fund the Nextdoor Kind Foundation, a nonprofit foundation dedicated to helping neighbors rejuvenate their neighborhoods through targeted grants.

Key Transaction Terms

Concurrently with the consummation of the transaction, additional investors have committed to purchase shares of Class A common stock of KVSB at $10.00 per share in a private placement (the “PIPE”) to occur concurrently with the proposed business combination. The upsized $270 million PIPE investment includes participation from institutional investors, including funds and accounts advised by T. Rowe Price Associates, Inc., Baron Capital Group, Dragoneer, Soroban Capital, accounts advised by ARK Invest, and ION Asset Management, in addition to existing Nextdoor investors Tiger Global and Hedosophia. Nextdoor CEO Sarah Friar and Khosla Ventures affiliates each participated in the PIPE financing. Approximately $416 million in cash held in the KVSB trust account, together with the approximately $270 million in PIPE proceeds, excluding transaction expenses, will be used to support new and existing growth initiatives. All references to cash on the balance sheet, available cash from the trust account and retained transaction proceeds are subject to any redemptions by public stockholders of KVSB and payment of transaction expenses.

Nextdoor’s management team, led by CEO Sarah Friar and CFO Mike Doyle will continue to lead Nextdoor following the transaction.

The transaction, which has been unanimously approved by the Boards of Directors of Nextdoor and KVSB, is subject to approval by KVSB stockholders and other customary closing conditions. The transaction is expected to close in the fourth quarter of 2021.

A more detailed description of the transaction terms and a copy of the Agreement and Plan of Merger will be included in a current report on Form 8-K to be filed by KVSB with the U.S. Securities and Exchange Commission (the “SEC”). KVSB will file a registration statement (which will contain a proxy statement/prospectus) with the SEC in connection with the transaction.

Advisors

Morgan Stanley & Co. LLC (“Morgan Stanley”) and Evercore Group L.L.C. (“Evercore”) are serving as joint-lead financial advisors to Nextdoor and placement agents to institutional investors for the PIPE to KVSB. Goldman Sachs & Co. LLC is serving as exclusive financial advisor to KVSB. Fenwick & West LLP is serving as legal counsel to Nextdoor. Latham & Watkins LLP is acting as legal counsel to KVSB. Simpson Thacher & Bartlett LLP is acting as legal counsel to Morgan Stanley and Evercore as placement agents to institutional investors to KVSB.

Management Presentation

Nextdoor and KVSB management will host a conference call on July 6, 2021 at 8:00 AM Eastern Time to review an investor presentation. The conference call can be accessed at investors.nextdoor.com. The presentation will also be filed with the SEC by KVSB as an exhibit to a Current Report on Form 8-K, which can be viewed on the SEC’s website at www.sec.gov.

About Nextdoor

Nextdoor is the app where you connect to the neighborhoods that matter to you. Nextdoor’s purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Neighbors around the world turn to Nextdoor daily to receive trusted information, give and get help, and build real-world connections with those nearby — neighbors, businesses, and public services. Today, neighbors rely on Nextdoor in more than 275,000 neighborhoods across 11 countries. In the U.S., nearly 1 in 3 households use Nextdoor. Nextdoor is based in San Francisco. For additional information and images: nextdoor.com/newsroom.

About KVSB

KVSB is a special purpose acquisition company sponsored by affiliates of Khosla Ventures. Khosla Ventures manages a series of venture capital funds that make early-stage venture capital investments and provide strategic advice to entrepreneurs building companies with lasting significance. The firm was founded in 2004 by Vinod Khosla, co-founder of Sun Microsystems. Khosla Ventures has over $14 billion dollars of assets under management and focuses on a broad range of sectors including artificial intelligence, agriculture/food, consumer, enterprise, financial services, health, space, sustainable energy, robotics, VR/AR and 3D printing. Collectively, Khosla Ventures portfolio of investments has created nearly half a trillion dollars in market value.

Additional Information and Where to Find It / Non-Solicitation

In connection with the proposed transaction, KVSB intends to file a proxy statement with the SEC. The proxy statement will be sent to the stockholders of KVSB. KVSB and Nextdoor also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of KVSB are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by KVSB and Nextdoor through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

KVSB and Nextdoor and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from KVSB’s stockholders in connection with the proposed transaction. Information about KVSB’s directors and executive officers and their ownership of KVSB’s securities is set forth in KVSB’s filings with the SEC. To the extent that holdings of KVSB’s securities have changed since the amounts printed in KVSB’s Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

These communications do not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Nextdoor and KVSB. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of KVSB’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form S-4, and other documents filed by KVSB from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Nextdoor and KVSB assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Nextdoor nor KVSB gives any assurance that either Nextdoor or KVSB will achieve its expectations.

Contacts

Nextdoor Media Relations

press@nextdoor.com

Nextdoor Investor Relations

ir@nextdoor.com

Khosla Ventures

information@khoslaventures.com